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                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of November 23, 1998 (the "Effective Date"), is by and between APPOINTNET, INC., a Pennsylvania corporation (the "Company"), and WILLIAM J. CONNERS, JR., an individual ("Employee").

                               B A C K G R O U N D

                  The Company wishes to employ Employee as Chief Operating Officer and Executive Vice President of Sales and Marketing and Employee wishes to enter into the employ of the Company on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

                       1. Employment. The Company hereby employs Employee as Chief Operating Officer and Executive Vice President of Sales and Marketing of the Company for the period and upon the terms and conditions provided in this Agreement and Employee accepts such employment upon the terms and conditions provided in this Agreement.

                       2. Duties. As Chief Operating Officer and Executive Vice President of Sales and Marketing, Employee shall have such authority and such responsibilities as the President or Board of Directors of the Company reasonably may determine from time to time. During the term of this Agreement, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company, and shall not, during the term, be engaged in any other business activity. If requested by the Company, Employee shall serve as a director of the Company or one or more of its affiliates, without additional compensation.

                       3. Term. The term of this Agreement shall be two (2) years, commencing on the Effective Date and expiring on November 22, 2000 (the "Initial Term"), and shall continue in full force and effect for consecutive one-year renewal periods after the expiration of the Initial Term unless (i) either party elects to terminate this Agreement at the end of the then current term by giving the other party written notice of termination at least 60 days prior to the end of the then current term, or (ii) unless earlier terminated in accordance with the terms of this Agreement. The Initial Term, together with each additional one-year term for which this Agreement is continued as described above, is hereafter referred to as the "Term."

                       4. Compensation. During the Term, as compensation for the services rendered by Employee to the Company, Employee shall receive the following:

                          a. Base Compensation. The Company shall pay to
Employee an annual base salary ("Base Compensation") of $150,000 for the first year of the Initial Term and $175,000 for each year of the Term thereafter (unless otherwise modified by agreement of the parties). Employee's Base Compensation shall be payable in periodic installments in accordance with the Company's regular payroll practices in effect from time to time. In the event

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the parties agree to renew the Term after the Initial Term, the Company agrees that the Board will review the Base Compensation.

                          b. Incentive Compensation. In addition to Base
Compensation, Employee shall be eligible to receive additional compensation ("Incentive Compensation") pursuant to the Company's Executive Sales Compensation Plan (which shall be established by the Company).

                          c. Commission on Sale of the Company. Employee has
been hired by the Company, in part, to aid in the sale of the Company to a third party. Employee shall be entitled to receive a commission ("Commission") as set forth below upon the consummation of a Sale Transaction (as defined below), provided the following conditions precedent have been met: (i) the Company is sold to a person or entity introduced to the Company by Employee, (ii) the Company or its shareholders have entered into a binding agreement as to the Sale Transaction on or before the end of the Initial Term, and (iii) the Company is sold for a Sale Price (as defined below) in excess of $30 million. If the foregoing conditions are met, the Commission shall equal 1.5% of the Sale Price. The amount paid pursuant to this subsection shall be paid to Employee in the same form as the consideration received by the shareholders or the Company, as the case may be, in the Sale Transaction within 10 business days of the closing date of the Sale Transaction, provided, however, if the consideration is other than cash, the Board of Directors of the Company, in its sole discretion, may cause the Commission to be paid in cash, rather than the consideration received by the Company or the shareholders.

                             (1) "Sale Price" shall mean the proceeds of any
Sale Transaction paid to and actually received by the shareholders or the Company, as the case may be, whether consisting of cash, instruments, securities or other tangible property, together with, if an asset sale, the amount of any indebtedness assumed by the purchaser, LESS the sum of (i) any and all costs and expenses (or the portion thereof) incurred by the shareholders and/or the Company in connection with or relating to the Sale Transaction, including without limitation, legal, accounting and other professional fees and expenses, appraisal and other expert fees and expenses, and investment banker and broker fees and expenses and (ii) any and all federal, state and local income, sales, transfer, excise and other taxes imposed on the Company in respect of the Sale Transaction, the income of the Company for all periods prior to and including the Sale Transaction and/or the receipt by the Company of the proceeds thereof. Notwithstanding the foregoing, in the event that any of the Sale Price received at the closing of the Sale Transaction consists of a future promise to pay or the like, any amounts or payments to be received by the Company or the shareholder after the closing of the Sale Transaction shall not be deemed to constitute part of the Sale Price for purposes of the Commission until received by the Company or the shareholders, as the case may be, and the Commission with respect thereto shall be payable to the Employee within 30 days of receipt of such proceeds by the Company or the shareholders, as the case may be.

                             (2) "Sale Transaction" shall mean the first (i)
sale or exchange of all or substantially all the Company's assets, (ii) merger or consolidation of the Company with any other person or entity, provided that the Company or its shareholders do not obtain on the closing date thereof

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control of the surviving person or entity, or (iii) sale by the shareholders of the Company of more than 80% of the Company's issued and outstanding Common Stock in a single transaction.

                  5. Options. The Company shall grant to Employee options (the "Options") to purchase 560,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), pursuant to the Company's 1998 Stock Option Plan (the "Plan"). The Options shall be represented by the form of option agreement typically used by the Company pursuant to the Plan, with such changes as shall be required to conform to this Agreement. The Options shall vest as referred to in each clause below (subject to accelerated and immediate vesting upon a Change in Control (as defined in the Plan)).

                     a. Options for 100,000 shares of Common Stock shall have an exercise price of $1.25 per share and shall vest in six equal monthly installments on the 16th day of each month commencing December 16, 1998;

                     b. Options for 240,000 shares of Common Stock shall have an exercise price of $1.25 per share and shall vest in eighteen equal monthly installments on the 16th day of each month commencing December 16, 1998; and

                     c. Options for 220,000 shares of Common Stock shall have an exercise price of $1.25 per share and shall vest in thirty-six equal monthly installments on the 16th day of each month commencing December 16, 1998.

Any Options which have not vested upon the termination of Employee's employment with the Company shall thereupon terminate and become null and void. In any event, all Options shall terminate on December 15, 2003, subject to early termination upon death, disability and termination of employment as set forth in the Plan.

                  6. Employee Benefits. During the Term, Employee shall have the right to participate in any retirement plans (qualified and non-qualified), 401-K plan, pension, insurance, health, disability or other benefit plan or program (other than any stock option or other similar plan except as and to the extent described in Paragraph 5 above) that has been or is hereafter adopted by the Company on terms similar to other senior executives of the Company, in each case subject to and in accordance with the terms of such plan or program.

                  7. Vacation and Personal Days. Employee shall be entitled to three (3) weeks of paid vacation and five (5) paid personal days in each year during the Term. Any vacation or personal days not taken in any year shall not accrue for use in any subsequent year and Employee shall not receive any remuneration for unused vacation or personal days.

                  8. Expenses. Employee shall be reimbursed for all reasonable and necessary business-related expenses in accordance with the Company's expense reimbursement procedures; provided, however, that Employee shall not be reimbursed for any expenditures in excess of $5,000.00 unless approved in advance (in writing) by the Company.

                  9. Termination of Employment. Notwithstanding any other provision of this Agreement, Employee's employment with the Company may be terminated as set forth below:

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                      a. Termination for Cause. The Company may discharge
Employee at any time for (i) Employee's indictment for or charge with a felony (whether or not related to Employee's employment), (ii) substance abuse, (iii) gross negligence, (iv) failure to adequately perform his employment duties and responsibilities, (v) violation of any reasonable express direction or any reasonable rule or regulation established by the Company from time to time, (vi) violation of the terms of this Agreement, or (vii) any misrepresentation made by Employee in this Agreement. After discharge, the Company shall have no further obligations or liabilities hereunder to Employee other than payment of Base Compensation for periods prior to the last date of Employee's employment hereunder.

                      b. Death or Disability. Upon Employee's death during the Term, all payments hereunder shall cease at the end of the month in which Employee's death shall occur and the Company shall have no further obligations or liabilities hereunder to Employee's estate or legal representative or otherwise, other than the payment of Base Compensation for periods of employment prior to the date of Employee's death. In the event that the Employee is unable to perform his duties hereunder by reason of illness or incapacity for 150 days in any 12-month period, the Company may, in its sole discretion, terminate this Agreement without further obligation or liabilities hereunder other than payment of Base Compensation for periods of employment prior to the last date of Employee's employment hereunder; provided, however, that the Company shall be entitled during the period of illness or incapacity to reduce the Base Compensation payable to Employee by the amount, if any, received or receivable by Employee from Company-sponsored or reimbursed disability insurance or from worker's compensation, social security or other governmental programs relating to the illness or incapacity.

                      c. Failed Performance. The Company may discharge Employee in the event that Employee fails to reach the goals set forth in Exhibit "A" attached hereto. In the event Employee is discharged pursuant to this Paragraph 9(c), the Company shall pay Employee as severance Employee's Base Compensation at the time of termination for the lesser of six months or the remainder of the then current Term of this Agreement, with such payments being made at the same time as Base Compensation would have been paid if Employee's employment had continued. Upon payment of the severance in accordance with this Paragraph 9(c), the Company shall have no further obligation or liability hereunder to Employee.

                      d. Termination upon a Sale Transaction. The Company may discharge Employee at any time after a Sale Transaction in which Employee received a Commission as set forth in Paragraph 4(c) of this Agreement, upon 30 days advance written notice. After discharge, the Company shall have no further obligations or liabilities hereunder to Employee other than payment of Base Compensation and Incentive Compensation, if any, for periods prior to the last date of Employee's employment hereunder.

                  10. Company Property. All advertising, sales and other materials or articles or information, including without limitation, data processing reports, customer sales analyses, invoices, price lists or information, or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of the Company. If the Company requests the return of such materials at

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any time during or after the termination of Employee's employment, Employee shall immediately deliver the same to the Company.

                  11. Noncompetition, Trade Secrets, etc.

                      a. During the Term of this Agreement and for a period of one (1) year after the termination of his employment for any reason whatsoever, whether by Employee or the Company, Employee shall not, directly or indirectly,
(i) solicit, hire or engage any employee or independent contractor of the Company to render services for any person or entity other than the Company, (ii) solicit, hire or engage any person or entity who was employed with or provided services to the Company at any time within six months of the termination of Employee's employment to render services for any person or entity, and/or (iii) engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise), or be financially interested in, or lend money to, any business which is involved in internet calendaring anywhere in the world; provided, however, that the foregoing restriction shall not prevent Employee from holding for investment not more than 3% of any class of equity securities of a company whose securities are traded on a national securities exchange or traded on the over-the-counter market.

                      b. During the Term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Paragraph 10 above or any information regarding the business methods, business policies, pricing or other procedures, techniques, research or development projects or results, or any software, technology, trade secrets or other intellectual property, knowledge or processes of or developed by or for the Company or any names and addresses of subscribers, customers, clients or joint venture partners or any data on or relating to past, present or prospective subscribers, customers, clients or joint venture partners or any other confidential information relating to or dealing with the assets, business operations or activities of the Company, made known to Employee or learned or acquired by Employee before and/or while in the employ of the Company.

                      c. Any and all ideas, writings, improvements, processes, inventions, procedures and/or techniques and other creative works and works of authorship, whether or not patentable or copyrightable, which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the Term of this Agreement, whether during working hours or at any time before or after working hours and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations (collectively, the "Intellectual Property"), shall be deemed "Work For Hire" and shall be the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of any and all Intellectual Property. Employee hereby assigns and transfers to the Company all his right, title and interest in and to the Intellectual Property, in consideration of his rights hereunder and without any additional consideration, and agrees to do everything necessary or desirable to vest the absolute title thereto in the Company (including, without limitation, signing and delivering all documents requested by the Company, such as assignments, certificates and other evidences of transfer and patent and copyright applications and the like).


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                      d. Employee acknowledges and agrees that, because the
Company is an internet-based operation, the business activities of which are conducted throughout the world, the type, nature and scope of the restrictions contained in the foregoing subparagraphs 11(a), 11(b) and 11(c) (including restrictions without any geographic limitation) are reasonable and necessary under the circumstances in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

                      e. If the period of time or the unlimited geographical scope of the noncompetition restrictions should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in the foregoing subparagraph 11(a), the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company.

                      f. Paragraphs 10 and 11 shall survive the termination of Employee's employment as well as the expiration of this Agreement at the end of the Term or at any time prior thereto.

                  12. Representation and Warranties. Employee represents and warrants to the Company as follows:

                      a. He has full power to enter into this Agreement and perform his duties hereunder; that the execution and delivery of this Agreement and his performance of his duties hereunder shall not result in a breach of, or constitute a default under, any agreement or understanding, oral or written, to which he is a party or by which he may be bound; and this Agreement represents the valid and legally binding obligation of Employee and is enforceable against him in accordance with its terms;

                      b. In connection with his determination to terminate his employment with Netscape Communication Corp. and accept employment with the Company in a management level position, Employee acknowledges that he is familiar with the condition of the Company, financial and otherwise, and with its business operations and prospects, and further acknowledges that (i) he and his advisors have been provided with or given complete access to all of the financial and other information required by him or them, (ii) he has reviewed all such information and this Agreement with his legal, tax and other advisors, and (iii) he has based the decision to enter into this Agreement and to purchase the shares of Common Stock pursuant to this Agreement based solely on the foregoing; and

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                      c. The certificates for the shares of Common Stock
purchased pursuant to this Agreement shall bear such legends as the Company in its sole discretion shall deem reasonable and appropriate.

                  13. Authority to Bind the Company. Employee is not permitted or authorized to make any disbursements or purchases or to incur any liabilities on behalf of the Company or to otherwise obligate the Company in any manner whatsoever, except as expressly authorized by the Board of Directors, the Chairman of the Board or the President of the Company.

                  14. Withholding. Employee acknowledges and agrees that he is responsible for paying any and all federal, state, and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings and regulations.

                  15. Right of Offset. Employee and the Company may become parties to a: (i) Common Stock Purchase Agreement, (ii) Promissory Note (the "Note") and (iii) Pledge Agreement in connection with the purchase by Employee of Common Stock of the Company. In such event, upon the occurrence of an Event of Default (as such term is defined in the Note), Employee agrees that the Company may offset any amounts owed to Employee hereunder against (and therefore retain as payment against the Note) any amount owed by Employee to the Company under the Note; provided, however, that in no event shall the amount payable to Employee in any pay period be less than the product of the number of weeks in such pay period times $155.00.

                  16. Miscellaneous.

                      a. Indulgences, etc. Neither the failure nor any delay on the part of either party to exercise any right, power, privilege or remedy hereunder ("Right") under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                      b. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                      c. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other

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messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                             (1) If to Employee:

                                 William J. Conners, Jr.
                                 329 Barn Hill Road
                                 West Chester, PA  19382

                             (2) If to the Company:

                                 AppointNet, Inc.
                                 234 N. Columbus Boulevard
                                 Third Floor
                                 Philadelphia, PA  19106
                                 Attention: Richard A. Rasansky

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                      d. Binding Nature of Agreement; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives. Upon the transfer of all or substantially all of the assets or business of the Company, whether by merger, consolidation, purchase or otherwise, the Company shall have the right to assign this Agreement (including the restrictive covenants set forth in Paragraph 11) to the transferee, in which case such transferee shall be deemed substituted for the Company and shall be deemed to be a party hereto. Employee hereby agrees and consents to any assignment pursuant to the preceding sentence.

                      e. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                      f. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                      g. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written,

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except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                      h. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the 16th day of December, 1998.



                                            APPOINTNET, INC.


                                            BY: /s/ Richard A. Rasansky
                                                --------------------------------
                                                RICHARD A. RASANSKY, President





                                               /s/ William J. Conners, Jr.
                                               ---------------------------------
                                               WILLIAM J. CONNERS, JR.




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